Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2012, relating to the consolidated financial statements of DNB Financial Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ ParenteBeard LLC
Wilmington, Delaware
August 13, 2012